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Pricing Supplement dated March 17, 2005 	                Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                   File No. 333-113680
Prospectus Supplement dated April 2, 2004)


	              TOYOTA MOTOR CREDIT CORPORATION

	                Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $75,000,000		    Trade Date: March 17, 2005
Issue Price: 100%			    Original Issue Date: March 22, 2005
Interest Rate: 5.42% per annum
Interest Payment Dates: Each March 22       Net Proceeds to Issuer:  $75,000,000
  and September 22, commencing 		    Principal's Discount or
  September 22, 2005                              Commission:  0.0%
Stated Maturity Date: March 22, 2017


________________________________________________________________________________




Day Count Convention:
   [X]  30/360 for the period from March 22, 2005 to March 22, 2017
   [ ]  Actual/365 for the period from   	        to
   [ ]  Other (see attached)                       to

Redemption:
   [ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [X]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  March 22, 2007.  See "Additional Terms of the
            Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: Not Applicable

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
   Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
   Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                 ___________________________

                          Deutsche Bank Securities

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	                ADDITIONAL TERMS OF THE NOTES

Redemption

		The Notes are subject to redemption by TMCC, in whole or from time to time in part in increments of $1,000, on the Initial Redemption Date stated above and on each Interest Payment Date thereafter subject to not less than 30 nor more than 60 days' prior notice. If less than all the Notes are to be redeemed, the particular Notes to be redeemed shall be selected by the Trustee, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions of the principal amount of the Notes.

Plan of Distribution

            Under the terms of and subject to the conditions of an Appointment Agreement dated March 17, 2005 and an Appointment Agreement Confirmation dated March 17, 2005 (collectively, the "Agreement") between TMCC and Deutsche Bank Securities Inc. ("Deutsche Bank"), Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Deutsche Bank may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the Agreement, Deutsche Bank is committed to take and pay for all of the Notes offered hereby if any are taken.